BNSF RAILWAY COMPANY NON-SALARIED

EMPLOYEES 401(k) RETIREMENT PLAN

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164959 of Berkshire Hathaway Inc. on Form S-8 of our report dated June 19, 2017, with respect to the statements of net assets available for benefits of the BNSF Railway Company Non-Salaried Employees 401(k) Retirement Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016, which appears in the December 31, 2016 annual report on Form 11-K of the BNSF Railway Company Non-Salaried Employees 401(k) Retirement Plan.

/s/   WHITLEY PENN LLP

Fort Worth, Texas

June 19, 2017

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